EXHIBIT 10.1

EMPLOYMENT AGREEMENT

OF

WAYNE A. CASE

This Employment Agreement (“Agreement”) is made this 1st day of January, 2004, by and between Schmitt Industries, Inc., an Oregon corporation (“Schmitt”), and Wayne A. Case (“Case”).

In consideration of the promises and mutual covenants set forth in this Agreement, Schmitt and Case promise and agree as follows:

1.             Term of Employment.   Schmitt hereby employs Case, and Case hereby accepts employment with Schmitt, on and subject to the terms and conditions provided in this Agreement for a period of three (3) years commencing on the date hereof and ending on December 31, 2006 (the “Term”), unless earlier terminated pursuant to Section 5.

2.             Scope of Duties.

2.1          Duties.   Case shall serve as the President and Chief Executive Officer (“CEO”) of Schmitt, and, subject to the policies of Schmitt’s Board of Directors (“Board”) as enacted from time to time, shall be responsible for all of Schmitt’s management and day-to-day operations.  Case shall report directly to Schmitt’s Board of Directors.  Subject to all of Schmitt’s then-current budgets, business plans and policies, Case shall have the authority to conduct, and the responsibility for, all of Schmitt’s operations and day-to-day business activities including, but not limited to, the following:

2.1.1       In conjunction with the Board, the development, achievement, administration and reporting of current and long-range strategic objectives, plans, budgets and policies;

2.1.2       The achievement of immediate and long-term forecasts and goals established by the Board from time to time; and,

2.1.3       The supervision, development, identity and coordination of Schmitt’s management team.

2.2          Facilities and Staff.             Case will be furnished with such facilities, services, staff and working conditions, consistent with Schmitt’s current practices, as are suitable to his position and appropriate for the performance of his duties.

2.3          Full Time and Attention.    Case will loyally and conscientiously devote substantially all of his business and professional time, attention and energies (exclusive of periods of sickness and disability and such normal holiday and vacation periods as have been established by Schmitt) to the affairs of Schmitt.  Notwithstanding the above:

2.3.1       Case may expend a reasonable amount of time for educational, professional or charitable activities; and

2.3.2       This Agreement shall not be interpreted to prohibit Case from making passive personal investments or conducting private business affairs, as long as those activities do not materially interfere with the services required under this Agreement.

2.4          Competitive Activities.   During the Term of his employment hereunder, unless specifically authorized by the Board of Directors, Case shall not, directly or indirectly, either as an officer, director, investor, employee, consultant, agent, independent contractor, principal, partner, shareholder, or in any other capacity whatsoever, engage or participate in any business activities or business entity that is, in any way, competitive with any of the business of Schmitt.

2.5          Indemnification and Insurance.   During the Term of his employment hereunder, Case will receive the full benefit of the indemnification provisions for officers and directors that are then contained in Schmitt’s Articles of Incorporation and Bylaws, and shall be a named insured under Schmitt’s Director’s and Officer’s liability insurance policy, as such indemnification provisions and insurance policies are in effect from time to time.

3.             Compensation and Expenses.

3.1          Compensation.   During the term of this Agreement, Schmitt will pay Case an initial base salary of $162,315.12 per year, payable at such times and in such increments as are consistent with Schmitt’s usual policies.  Any proposed salary change will be determined by the Compensation Committee of the Board; provided, however, that Case’s salary shall never be less than the amount set forth above, unless agreed to in writing by Case.  Case shall also be eligible for bonuses as may be determined by the Compensation Committee.

3.2          Expenses.   Schmitt will reimburse Case for all reasonable travel, entertainment and miscellaneous expenses incurred by him in connection with the performance of his duties under this Agreement.  Such reimbursement will be made in accordance with general policies and procedures of Schmitt in effect from time to time relating to reimbursement.  The Company, at its expense, shall provide Case with an automobile and shall reimburse him for all expenses in connection therewith.

3.3          Taxes and Withholding.   Schmitt shall withhold or deduct from sums due to Case hereunder all amounts required by applicable state or federal law.

4.             Benefits.

4.1          Vacation.   During the term of this Agreement, Case will be entitled to at least 25 days of vacation per year, to be taken and accounted for in accordance with Schmitt’s policies for same in effect from time to time, or such additional time as is in accordance with Schmitt’s published rules regarding vacation.

4.2          Group Benefits.   Case shall participate in any pension, insurance or other employee benefit plan that is maintained by Schmitt from time to time for employees similarly situated.

5.             Termination.

5.1          Termination.   Notwithstanding the Term of this Agreement, Case’s employment with Schmitt may be terminated upon the occurrence of any one of the following events.  With respect to Sections 5.1.2, 5.1.3 and 5.1.7, the determination to terminate Case under those provisions must be made in good faith by all of the directors (except Case if he is at the time a director):

5.1.1       The conviction of Case for any crime that is a felony under applicable law;

5.1.2  Fraud by Case in the performance of his duties or in his reporting to the management of Schmitt;

5.1.3       At Schmitt’s option, if any one of the following conditions occurs and persists after Schmitt has given Case prior written notice of its intent to terminate his employment with the specific reasons therefore, and Case fails to correct the specified problems within a period of 30 days of the effective date of the notice:

(A)          Chronic alcoholism, drug abuse, or addiction;

(B)           Material failure of Case to apply his full-time attention and best efforts to the business of Schmitt; or

(C)           Material breach by Case of any of the terms and conditions of this Agreement.

5.1.4       The death of Case;

5.1.5       At Case’s option, in the event of the insolvency of Schmitt;

5.1.6       At Case’s option, with or without cause, by Case giving Schmitt not less than 90 days prior written notice of termination; or

5.1.7       At Schmitt’s option, without cause, by Schmitt giving Case written notice of termination.

5.2          Effect of Termination.

5.2.1       If Case’s employment under this Agreement is terminated pursuant to Section 5.1.7, Case shall be entitled to receive, for the entire Payment Period (as defined below), (i) the equivalent monthly salary in effect immediately prior to termination to that set forth in Section 3.1.1; and, (ii) participation for the balance of the entire Payment Period to extent eligible in all relevant employee benefit programs to which he would have been entitled if he had continued to serve as President and CEO of Schmitt during the Payment Period.  All payments required to be made to Case pursuant to this Section 5.2.1 shall continue to be made regardless of whether Case secures other employment with any other employer.  For purposes of this section, the term “Payment Period” shall mean a period commencing on the date Case is terminated pursuant to Section 5.1.7 and ending on the date that is three (3) years after the date of this Agreement.

5.2.2       If Case’s employment under this Agreement is terminated for any other reason than that set forth in Sections 5.1.4 or 5.1.7, Case shall (i) have no rights to compensation or reimbursement for salary or bonus for any period subsequent to the date of such termination, (ii) have no right to participate in any employee benefit programs under Section 4 for any period subsequent to the date of such termination; provided that Schmitt will remain obligated to meet any obligations that it may have under COBRA, and (iii) have no right to any bonus that would have been payable on a date subsequent to Case’s termination date.

5.3          Effect of Merger, Dissolution or Transfer of Assets.   In the event of any voluntary or involuntary dissolution of Schmitt, any merger or consolidation of Schmitt with a third party whereby Schmitt is not a surviving entity, or any sale of all or substantially all of the assets of Schmitt to any third party and in the further event that the surviving or acquiring entity declines to assume this Agreement and/or Case’s employment is terminated by Schmitt or the surviving entity within 90 days of the effective date thereof, such nonassumption or termination will be deemed to have taken place pursuant to section 5.1.7 and Case shall be entitled to the benefits set forth in section 5.2.1.

6.             Inventions.   Inventions made or conceived entirely or partially by Case while employed by Schmitt will be the property of Schmitt.  As used in this Section, the term “inventions” includes all creations, whether or not patentable or copyrightable, and all ideas, reports, or other creative works, including, without limitation, computer programs, manuals and related material, which relate to the existing or proposed business of Schmitt or any other business or research and development effort conducted by Schmitt.  All of Case’s inventions which are copyrightable shall be works for hire.  Case will cooperate with Schmitt to patent or copyright all inventions by executing all documents tendered by Schmitt for such purpose.  Case hereby grants to Schmitt a power of attorney coupled with an interest, whereby Schmitt may execute and deliver any and all documents necessary to so patent or copyright any inventions in Case’s name, place and stead as if such execution and delivery were done by him, with such power of attorney accruing in the event that he fails to cooperate as required by the preceding sentence.  Notwithstanding the above, this provision does not apply to any invention which was developed solely on Case’s own time and not using any of Schmitt’s equipment, supplies, facilities or information, unless (a) the invention relates directly to the business of Schmitt or to Schmitt’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Case for Schmitt.  The obligations contained in this Section shall survive the termination of this Agreement.

7.             Nondisclosure of Confidential Information.   Case acknowledges that during the term of this Agreement he will learn and will have access to confidential information regarding Schmitt and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities, and (ii) trade secrets, market reports, customer investigations, customer lists, files, accounts and other similar information that is proprietary information (collectively referred to as “Confidential Information”).  Case acknowledges that such Confidential Information is a special, valuable and unique asset.  All records, file materials and Confidential Information obtained by Case in the course of employment with Schmitt or its affiliates or service as a director of Schmitt or its affiliates are confidential and proprietary and shall remain the exclusive property of the appropriate entity owning the same.  Case will not for any reason use for his own benefit, or for the benefit of any person with whom he may be associated, any Confidential Information or disclose any such Confidential Information to any person for any reason or purpose whatsoever without the prior written consent of Schmitt, unless such Confidential Information previously shall have became public knowledge through no action or omission of Case.  Case, within three (3) days from the date upon which his employment with Schmitt is terminated or otherwise upon the request of Schmitt, shall return to Schmitt any and all documents and material that constitutes Confidential Information.  The obligations contained in this Section shall survive the termination of this Agreement.

8.             Specific Performance.   Schmitt and Case recognize that the services rendered under this Agreement by Case are special, unique and of an extraordinary character. Accordingly, in the event of any breach by Case of the provisions of Section 6, 7 or 8 of this Agreement and in addition to any other remedies available to Schmitt by law, Schmitt may specifically enforce Case’s obligations under such sections.

9.             Miscellaneous.

9.1          Assignability.   The rights and obligations of Schmitt under this Agreement shall inure to the benefit of and be binding up the successors and assigns of Schmitt.  The rights and obligations of Case hereunder may not be assigned or alienated and any attempt to do so by Case will be void.

9.2          Separability.   If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall considered divisible as to such provisions and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

9.3          Notice.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly given if personally delivered, telexed or telecopied to, or, if mailed, when mailed to the other party by certified mail, return receipt requested, at (a) in the case of Schmitt, the location of its principal executive offices, or (b) in the case of Case, the location of his principal residence or last known principal residence.

9.4          Jurisdiction and Venue.   The jurisdiction and venue of all actions between the parties shall lie exclusively in Multnomah County, Oregon.

9.5          Governing Law.   The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Oregon, without giving effect to the conflict of laws rules thereof.

9.6          Arbitration.   The parties shall settle by arbitration any controversy or claim arising out of or relating to this Agreement, including without limitation, the making, performance, or interpretation of this Agreement.  The arbitration shall be conducted in Portland, Oregon in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the Parties). The arbitrator shall be chosen from a panel of attorneys knowledgeable in the fields of business and employment law in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. If the arbitration is commenced, the Parties agree to permit discovery proceedings of the type provided by the Oregon Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings.  The Parties further agree that the arbitrator shall have the authority to grant injunctive relief, including preliminary injunctive relief, and that an arbitrator’s order for such relief may be entered in and enforced by a federal or state court of competent jurisdiction in Oregon. The prevailing Party shall be entitled to its reasonable and actually incurred attorneys’ fees arising in connection with the enforcement of its rights hereunder, as determined by the arbitrator. The Parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.  The prevailing Party in any arbitration regarding this Agreement may enter the arbitration award in a federal or state court of competent jurisdiction in Oregon.

9.7          Waiver; Amendment.   The waiver by any party to this Agreement of a breach of any provision hereof by any party shall not be construed as a waiver of any subsequent breach by any party.  No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

9.8          Advice of Counsel.   Case acknowledges that he has had sufficient opportunity to review this Agreement with counsel of his choosing before signing.

9.9          Entire Agreement.   This Agreement constitutes the entire agreement between the parties regarding the subject matter, and there are no other understandings, either written or oral, which affect the terms hereof.  This Agreement may be supplemented, modified or amended only by a subsequent written agreement between the parties.

DATED the day and year first above written.

SCHMITT INDUSTRIES, INC.

By:
Title:	Wayne A. Case